Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Reports Second Quarter 2016 Results

HOUSTON- July 27, 2016- (GLOBE NEWSWIRE) -Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today reported financial and operational results for the quarter ended June 30, 2016.

Mr. Scott W. Smith, President and CEO, commented, “We are pleased with our second quarter results. The continued focus by our field and office staff has resulted in significant savings in lease operating expenses and general and administrative expenses over the first half of the year after consideration of the LRR Energy and Eagle Rock Energy mergers. We will continue to look for ways to reduce costs while maintaining a culture of safety first in our operations.  Additionally, we were also pleased to make some progress in reducing our leverage during the quarter with the sale of our SCOOP/STACK area in Oklahoma.”

Selected Financial Information

A summary of selected financial information follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	($ in thousands, except per unit data) (Unaudited)
Production (Mcfe/d)	445,314	368,290	459,256	381,232
Oil, natural gas and natural gas liquids sales	$93,476	$95,841	$174,916	$194,735
Net gains (losses) on commodity derivative contracts	$(68,610)	$(20,800)	$(36,851)	$38,233
Operating expenses	$47,991	$42,354	$98,986	$89,258
Selling, general and administrative expenses	$13,408	$9,142	$24,430	$18,193
Depreciation, depletion, amortization, and accretion	$38,786	$63,175	$86,839	$130,015
Impairment of oil and natural gas properties	$157,894	$733,365	$365,658	$865,975
Gain on extinguishment of debt	$—	$—	$89,714	$—
Net Loss Attributable to Common and Class B Unitholders	$(267,478)	$(800,335)	$(419,451)	$(925,855)
Net Loss Attributable to Common and Class B Unitholders, per unit	$(2.04)	$(9.27)	$(3.20)	$(10.86)
Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders (1)	$32,518	$(6,597)	$41,007	$11,389
Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders, per unit (1)	$0.24	$(0.07)	$0.32	$0.13
Adjusted EBITDA attributable to Vanguard unitholders (1)	$106,673	$90,579	$199,460	$175,918
Interest expense, including settlements paid on interest rate derivative contracts	$26,055	$21,364	$54,363	$42,543
Capital expenditures	$15,198	$27,031	$35,469	$52,100
Distributions to Preferred Unitholders, paid and in arrears (2)(3)	$6,689	$6,690	$13,379	$13,380
Distributable Cash Flow Available to Common and Class B Unitholders (1)	$58,731	$35,494	$96,249	$67,895
Common and Class B unit distribution coverage (1)(2)	—	1.16x	—	1.13x
Weighted average common and Class B units outstanding at record date attributable to distribution period (2)	131,435	86,545	131,192	85,505

(1)
Non-GAAP financial measures. Please see Adjusted Net Income Attributable to Common and Class B Unitholders, Adjusted EBITDA and Distributable Cash Flow Available to Common and Class B Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

(2)	Our board of directors elected to suspend our monthly cash distribution on our common, Class B and preferred units effective with the February 2016 distribution.

(3)
Include actual distributions paid of $2.2 million attributable to the six months ended June 30, 2016 and cumulative Preferred distributions in arrears of $6.7 million and $11.2 million attributable to the three and six months ended June 30, 2016, respectively. Distributions to Preferred Unitholders for the three and six months ended June 30, 2015 reflect actual distributions paid attributable to those periods.

Second Quarter 2016 Highlights:

•
Reported average production of 445,314 Mcfe per day in the second quarter of 2016 was up 21% compared to 368,290 Mcfe per day produced in the second quarter of 2015 and a 6% decrease compared to reported average production of 473,198 Mcfe per day for the first quarter of 2016. On a Mcfe basis, crude oil, natural gas, and NGLs accounted for 19%, 69% and 12%, respectively, of our production.

•
We reported a net loss attributable to Common and Class B Unitholders for the quarter of $267.5 million or $(2.04) per basic unit after deducting distributions to Preferred Unitholders compared to a net loss of $800.3 million or $(9.27) per basic unit in the second quarter of 2015.

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 18% to $106.7 million in the second quarter of 2016 from $90.6 million in the second quarter of 2015 and increased 15% from the $92.8 million recorded in the first quarter of 2016.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) increased 65% to $58.7 million from the $35.5 million generated in the second quarter of 2015 and increased 40% from the $42.0 million generated in the first quarter of 2016.

•
Adjusted Net Income Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $32.5 million in the second quarter of 2016, or $0.24 per basic unit, as compared to Adjusted Net Loss of $6.6 million, or $(0.07) per basic unit, in the second quarter of 2015 and Adjusted Net Income of $8.5 million, or $0.07 per basic unit, in the first quarter of 2016. The second quarter of 2016 includes net non-cash losses of $297.2 million that are adjustments to arrive at Adjusted Net Income Attributable to Common and Class B Unitholders. The second quarter 2016 adjustments include a $157.9 million impairment charge on our oil and natural gas properties and a $133.8 million loss from the change in fair value of commodity derivative contracts. The second quarter of 2015 results included net non-cash losses of $793.7 million primarily attributable to a $733.4 million impairment charge on our oil and natural gas properties.

	Three Months Ended June 30,		Percentage Increase / (Decrease)	Three Months Ended March 31,	Percentage Increase / (Decrease)
	2016 (a)	2015 (b)		2016 (a)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$39.44	$50.85	(22)%	$26.57	48%
Natural Gas (Price/Mcf)	$1.17	$1.69	(31)%	$1.30	(10)%
NGLs (Price/Bbl)	$13.05	$14.98	(13)%	$8.08	62%

Average realized prices, including hedges (c):
Oil (Price/Bbl)	$55.90	$58.02	(4)%	$46.48	20%
Natural Gas (Price/Mcf)	$2.89	$3.16	(9)%	$2.84	2%
NGLs (Price/Bbl)	$14.22	$16.93	(16)%	$10.02	42%

Average NYMEX prices:
Oil (Price/Bbl)	$45.54	$57.94	(21)%	$33.23	37%
Natural Gas (Price/Mcf)	$1.95	$2.63	(26)%	$2.10	(7)%

Total production volumes:
Oil (MBbls)	1,266	866	46%	1,342	(6)%
Natural Gas (MMcf)	27,820	23,543	18%	28,391	(2)%
NGLs (MBbls)	851	796	7%	1,103	(23)%
Combined (MMcfe)	40,524	33,514	21%	43,061	(6)%

Average daily production volumes:
Oil (Bbls/day)	13,913	9,511	46%	14,748	(6)%
Natural Gas (Mcf/day)	305,716	258,720	18%	311,989	(2)%
NGLs (Bbls/day)	9,353	8,751	7%	12,120	(23)%
Combined (Mcfe/day)	445,314	368,290	21%	473,198	(6)%

(a)
During 2016, we divested certain oil and natural gas properties and related assets. As such, there are no operating results from these properties included in our operating results from the closing date of the divestitures forward.

(b)	During 2015, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included from the closing date of the acquisition forward.

(c)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

2016 Six Month Highlights:

•
Reported average production of 459,256 Mcfe per day in the first six months of 2016 was up 21% compared to 381,232 Mcfe per day produced in the first six months of 2015. On a Mcfe basis, crude oil, natural gas and NGLs accounted for 19%, 67% and 14% of our production, respectively.

•	We reported a net loss attributable to Common and Class B Unitholders for first six months of 2016 of $419.5 million or $(3.20) per basic unit after deducting distributions to Preferred Unitholders.

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 13% to $199.5 million in the first six months of 2016 from $175.9 million in the first six months of 2015.

•
Distributable Cash Flow Available to Common and Class B Unitholders (a non-GAAP financial measure defined below) for the first six months of 2016 increased 42% to $96.2 million from the $67.9 million generated in the first six months of 2015.

•
Adjusted Net Income Attributable to Common and Class B Unitholders (a non-GAAP financial measure defined below) was $41.0 million for the first six months of 2016, or $0.32 per basic unit, as compared to $11.4 million, or $0.13 per basic unit, in the comparable period of 2015. The first six months of 2016 includes net non-cash losses of $457.3 million that are adjustments to arrive at Adjusted Net Income Attributable to Common and Class B Unitholders. The net non-cash losses primarily resulted from a $365.7 million impairment charge on our oil and natural gas properties and a $171.3 million loss from the change in fair value of commodity derivative contracts. Results for the first six months of 2015 included net non-cash losses of $937.2 million primarily attributable to a $866.0 million impairment charge on our oil and natural gas properties recognized during the period.

	Six Months Ended June 30,		Percentage Increase / (Decrease)
	2016 (a)	2015 (b)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$32.82	$46.52	(29)%
Natural Gas (Price/Mcf)	$1.23	$1.90	(35)%
NGLs (Price/Bbl)	$10.24	$13.93	(26)%
Average realized prices, including hedges (c):
Oil (Price/Bbl)	$51.05	$56.38	(9)%
Natural Gas (Price/Mcf)	$2.87	$3.10	(7)%
NGLs (Price/Bbl)	$11.85	$16.01	(26)%
Average NYMEX prices:
Oil (Price/Bbl)	$39.20	$53.31	(26)%
Natural Gas (Price/Mcf)	$2.03	$2.82	(28)%
Total production volumes:
Oil (MBbls)	2,608	1,715	52%
Natural Gas (MMcf)	56,211	50,403	12%
NGLs (MBbls)	1,954	1,385	41%
Combined (MMcfe)	83,585	69,003	21%
Average daily production volumes:
Oil (Bbls/day)	14,331	9,477	52%
Natural Gas (Mcf/day)	308,852	278,472	12%
NGLs (Bbls/day)	10,737	7,650	41%
Combined (Mcfe/day)	459,256	381,232	21%

(a)
During 2016, we divested certain oil and natural gas properties and related assets. As such, there are no operating results from these properties included in our operating results from the closing date of the divestitures forward.

(b)	During 2015, we acquired certain oil and natural gas properties and related assets. The operating results of these properties are included from the closing date of the acquisition forward.

(c)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

Recent Activities

Divestiture

On May 19, 2016, we completed the sale of our natural gas, oil and natural gas liquids assets in the SCOOP/STACK area in Oklahoma to entities managed by Titanium Exploration Partners, LLC for $272.5 million, subject to final post-closing adjustments (the “SCOOP/STACK Divestiture”). This transaction had an effective date of January 1, 2016. At closing, we received net cash proceeds of $263.1 million, while $9.4 million of the total consideration is currently being held in escrow. The Company used $261.0 million of the cash received to reduce borrowings under our Reserve-Based Credit Facility and $2.1 million to pay for some of the transaction fees related to the sale.

Tenth Amendment to the Credit Agreement

On May 26, 2016, the Company entered into the Tenth Amendment (the “Tenth Amendment”) to its Credit Agreement which reduced the Company’s borrowing base from $1.78 billion to $1.325 billion (the “Reserve-Based Credit Facility”). As of May 26, 2016, Vanguard had $1.424 billion in outstanding borrowings and approximately $4.5 million in outstanding letters of credit, resulting in a deficiency of approximately $103.5 million. Under Vanguard’s Credit Agreement, the Company will make principal payments in an aggregate amount equal to such borrowing base deficiency in six equal monthly installments of approximately $17.3 million with the first payment due and payable within 30 days of the effective date of the Tenth Amendment. Vanguard made the first and second required deficiency payments for a total of $35.0 million on June 27, 2016 and July 26, 2016, respectively.

The Tenth Amendment also includes, among other provisions, a one-time current ratio waiver for the second quarter of 2016, an increase in the mortgage requirement from 80% to 95% and an additional Event of Default clause. An Event of Default would occur should the Company make any payment of principal, accrued interest or fees to any Senior Notes or Second Lien Debt on or after September 15, 2016 if the Company’s pro forma liquidity after giving pro forma effect to such payment is less than $50 million.

Capital Expenditures

Total capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $15.2 million in the second quarter of 2016 compared to $27.0 million for the comparable quarter of 2015 and $20.3 million for the first quarter of 2016. Total capital expenditures were approximately $35.5 million for the first six months of 2016 compared to $52.1 million in the comparable period of 2015.

We have significantly reduced our capital expenditures budget for 2016 as compared to 2015. We currently anticipate a total capital expenditures budget of between $35.0 million and $38.0 million for the remainder of 2016 or a range between $69.0 million and $73.0 million for the full year of 2016 of which $4.2 million is related to capital spent on assets sold in the SCOOP/STACK Divestiture. This increase of approximately $6.0 million from our original 2016 capital expenditures budget is primarily attributable to increased spending in the Green River Basin where we expect to spend approximately 48% of the remaining 2016 capital expenditures budget participating as a non-operating partner in the drilling and completion of directional natural gas wells in the Pinedale Field. The balance of the remaining 2016 capital expenditures budget is related to recompletion and maintenance activities in our other operating areas.

Hedging Activities

We have implemented a hedging program for approximately 94% and 24% of our anticipated crude oil production for the balance of 2016 and 2017, respectively, with 47% in the form of fixed-price swaps for the balance of 2016. Approximately 86% and 75% of our anticipated natural gas production for the balance of 2016 and 2017, respectively, is hedged with 85% in the form of fixed-price swaps for the balance of 2016. NGLs production is under fixed-price swaps for approximately 27% of anticipated production for the balance of 2016.

	July 1, - December 31, 2016	Year 2017
Gas Production Hedged:
% Anticipated Production Hedged	86%	75%
Weighted Average Price ($/MMBtu)	$4.27	$3.71
Oil Production Hedged:
% Anticipated Production Hedged	94%	24%
Weighted Average Price ($/Bbl)	$65.81	$84.55
NGLs Production Hedged:
% Anticipated Production Hedged	27%	—%
Weighted Average Price ($/Bbl)	$30.31	$—

The weighted average price for oil and natural gas will fluctuate based on the value of existing three-way collars and short puts as the respective prices settle. The above weighted average prices are calculated based on forward strip commodity prices as of July 26, 2016. For a summary of our current commodity derivative contracts, please refer to our Supplemental Presentation on the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

Liquidity Update

As of July 26, 2016, Vanguard had $1.389 billion in outstanding borrowings and approximately $4.5 million in outstanding letters of credit, resulting in a deficiency of approximately $68.5 million based on our current borrowing base of $1.325 billion. Under Vanguard’s Credit Agreement, the Company is required to make principal payments in an aggregate amount equal to such remaining borrowing base deficiency in four equal monthly installments of approximately $17.1 million with the next payment due on August 26, 2016. The Company expects that its forecasted excess cash flow for the remainder of the year will allow the Company to satisfy its repayment obligation and be back in compliance under the terms of its Credit Agreement. In addition, the Company currently has a cash balance of approximately $50.0 million.

Cash Distributions

Our board of directors elected to suspend our monthly cash distribution on our common, Class B and Cumulative Preferred units effective with the February 2016 distribution.

Conference Call Information

Vanguard will host a conference call on Thursday, July 28, 2016, to discuss its second quarter 2016 financial results, at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial 1-800-533-7619 or 785-830-1923, for international callers, using access code 4654328 and ask for the “Vanguard Natural Resources Earnings Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until August 27, 2016 and may be accessed by calling 1-888-203-1112 or 719-457-0820, for international callers, and using access code 4654328. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and

North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and NGLs, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please see “Risk Factors” in the Company’s public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Net gains or losses on acquisitions of oil and gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Transaction costs incurred on acquisitions, mergers and divestitures; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, we fund premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions, and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under our Reserve-Based Credit Facility. For the purposes of calculating Adjusted EBITDA, we consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to our underlying oil and natural gas properties; therefore, they are not deducted in arriving at our Adjusted EBITDA. Our Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When we assume derivative contracts as part of a business combination, we allocate a part of the purchase price and assign them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in our Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether we entered into them or we assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows which may increase or decrease the amount we have available to fund distributions.

As noted above, for purposes of calculating Adjusted EBITDA, we consider both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of our oil and natural gas properties are presented in our Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining our Adjusted EBITDA differs from the presentation in our consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

Distributable Cash Flow Available to Common and Class B Unitholders

We present Distributable Cash Flow Available to Common and Class B Unitholders in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Net gains or losses on acquisitions of oil and gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Transaction costs incurred on acquisitions, mergers and divestitures; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders.

Less:
•Capital expenditures;

•Distributions to Preferred unitholders, paid and in arrears.

Distributable Cash Flow Available to Common and Class B Unitholders is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. However, Distributable Cash Flow Available to Common and Class B Unitholders should not be viewed as indicative of the amount that we plan to distribute for a given period. Distributable Cash Flow Available to Common and Class B Unitholders is not intended to be a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable Cash Flow Available to Common and Class B Unitholders is a metric commonly used by investors and the analyst community to assess our financial performance from period to period.

The amount of cash that we have available for distribution depends primarily on our cash flow, including cash from reserves and working capital or other borrowings, and not solely on our GAAP net income (loss), which is affected by non-cash items. As a result, we may be unable to pay distributions even when we record net income, and we may be able to pay distributions during periods when we incur net losses. Our board of directors determines the appropriate level of distributions on a periodic basis in accordance with the provisions of our limited liability company agreement. Management considers the timing and size of capital expenditures and long-term views about expected results in determining the amount of distributions. Capital spending and the resulting production and net cash provided by operating activities do not typically occur evenly throughout the year due to a variety of factors which are difficult to predict, including rig availability, weather, well performance, the timing of completions and the commodity price environment. Consistent with practices common to publicly traded partnerships, our board of directors historically has not varied the distribution it declares period to period based on uneven available distributable cash flow. Our board of directors reviews historical financial results and forecasts for future periods, including development activities, as well as considers the impact of significant acquisitions in making a determination to increase, decrease or maintain the current level of distribution. In instances following acquisitions and development activities, our board of directors reviews any excess in distributable cash flows after distributions to unitholders in those periods, as well as forecasts of expected future net cash flows to determine if increases in distributions could be made. If shortfalls are sustained over time and forecasts demonstrate expectations for continued future shortfalls, our board of directors may determine to reduce, suspend or discontinue paying distributions. Our board of directors may decide to retain the excess in distributable cash flows after distributions to unitholders for our future operations, future capital expenditures, future debt service or other future obligations. Any shortfalls are funded with cash on hand and/or with borrowings under our reserve-based credit facility.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted EBITDA (a) and
Distributable Cash Flow Available to Common and Class B Unitholders
(Unaudited)
(in thousands, except per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss attributable to Vanguard unitholders	$(260,789)	$(793,645)	$(406,072)	$(912,475)
Add: Net income attributable to non-controlling interests	40	—	64	—
Net loss	(260,749)	(793,645)	(406,008)	(912,475)
Plus:
Interest expense	23,932	20,374	49,636	40,563
Depreciation, depletion, amortization, and accretion	38,786	63,175	86,839	130,015
Impairment of oil and natural gas properties	157,894	733,365	365,658	865,975
Net (gains) losses on commodity derivative contracts	68,610	20,800	36,851	(38,233)
Net cash settlements received on matured commodity derivative contracts (b)(c)(d)	69,859	42,329	142,476	80,620
Net losses on interest rate derivative contracts (e)	2,134	281	6,825	1,484
Gain on extinguishment of debt	—	—	(89,714)	—
Net loss on acquisition of oil and natural gas properties	1,665	—	1,665	—
Texas margin taxes	(699)	34	(2,634)	142
Compensation related items	2,578	3,866	4,975	7,827
Transaction costs incurred on acquisitions, mergers and divestitures	2,779	—	3,123	—
Adjusted EBITDA before non-controlling interest	106,789	90,579	199,692	175,918
Adjusted EBITDA attributable to non-controlling interest	(116)	—	(232)	—
Adjusted EBITDA attributable to Vanguard unitholders	106,673	90,579	199,460	175,918
Less:
Interest expense, including settlements paid on interest rate derivatives	(26,055)	(21,364)	(54,363)	(42,543)
Capital expenditures	(15,198)	(27,031)	(35,469)	(52,100)
Distributions to Preferred unitholders, paid and in arrears (f)	(6,689)	(6,690)	(13,379)	(13,380)
Distributable Cash Flow Available to Common and Class B Unitholders	$58,731	$35,494	$96,249	$67,895
Distributions to Common and Class B unitholders (g)	—	30,507	—	60,281
Excess of distributable cash flow after distributions to unitholders	$58,731	$4,987	$96,249	$7,614

(a) Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b) Excludes premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. We consider the cost of premiums paid for derivatives as an investment related to our underlying oil and natural gas properties.	$823	$2,047	$1,699	$2,567
(c) Excludes the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. We consider the amounts paid to sellers for derivative contracts assumed with business combinations a part of the purchase price of the underlying oil and natural gas properties. Also excludes the fair value of derivative contracts acquired and settled during the period.	$3,866	$11,732	$6,375	$20,281
(d) Excludes fair value of restructured derivative contracts.	$—	$—	$—	$(31,945)
(e) Includes settlements paid on interest rate derivatives.	$2,123	$990	$4,727	$1,980
(f) Include actual distributions paid of $2.2 million attributable to the six months ended June 30, 2016 and cumulative Preferred distributions in arrears of $6.7 million and $11.2 million attributable to the three and six months ended June 30, 2016, respectively. Distributions to Preferred Unitholders for the three and six months ended June 30, 2015 reflect actual distributions paid attributable to those periods.

(g) Our board of directors elected to suspend cash distributions to the holders of our common and Class B units and Cumulative Preferred Units effective with the February 2016 distribution. Our ability to resume distributions is at the discretion of our board of directors and will depend on business conditions, earnings, our cash requirements and other relevant factors.

Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders

We present Adjusted Net Income Available to Common and Class B Unitholders in addition to our reported net income (loss) attributable to common and Class B Unitholders in accordance with GAAP. Adjusted Net Income Available to Common and Class B Unitholders is a non-GAAP financial measure that is defined as net income available to Common and Class B Unitholders plus the following adjustments:

•	Change in fair value of commodity derivative contracts;

•	Change in fair value of interest rate derivative contracts;

•
Fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. Also excludes the fair value of derivative contracts acquired and settled during the period;

•	Net gains or losses on acquisitions of oil and gas properties;

•	Impairment of oil and natural gas properties;

•	Gain on extinguishment of debt; and

•	Transaction costs incurred on acquisitions, mergers and divestitures.

We present Adjusted Net Income Available to Common and Class B Unitholders because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to changes in the fair value of our derivative contracts.

In particular, we make the adjustment for the change in fair value of commodity derivative contracts to allow investors to make a comparison of our quarterly results without the non-cash impact of commodity price fluctuations from period to period resulting from changes in the mark-to-market value of our portfolio of commodity derivative contracts. Rather than highlighting the significant fluctuations that commodity price volatility has on Net Income, we are aiming to give investors a meaningful picture of our performance (especially versus prior periods) that shows how the company performed without the impact of the value of our portfolio of commodity derivative contracts. The fluctuations in the value of our portfolio of commodity derivatives contracts is related to futures pricing which is not a good indicator of historical performance of the business during the periods presented. Furthermore, any increases or decreases in the value of our portfolio of commodity derivatives contracts will result in non-cash charges or non-cash income. The inherent value (or cost) of such contracts is the amount of cash which our counterparties pay to us, or, with respect to costs, the amount which we paid to acquire the contracts and the amount that we are required to pay to our counterparties upon settlement. We believe this non-GAAP measure allows our investors to measure our actual performance without the impact of certain non-cash items that do not actually reflect the performance of the Company for the periods presented.

We also make the adjustment for the change in fair value of interest rate derivative contracts to give investors a period to period comparison without showing the impact of non-cash gains or losses related to the mark-to-market valuation of these derivatives contracts.

Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss Attributable to Common and Class B Unitholders to
Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Loss Attributable to Common and Class B Unitholders	$(267,478)	$(800,335)	$(419,451)	$(925,855)
Plus (less):
Change in fair value of commodity derivative contracts(a)(b)	133,780	49,350	171,253	51,484
Change in fair value of interest rate derivative contracts(c)(d)	12	(709)	2,098	(496)
Fair value of derivative contracts acquired that apply to contracts settled during the period	3,866	11,732	6,375	20,281
Net loss on acquisition of oil and natural gas properties	1,665	—	1,665	—
Impairment of oil and natural gas properties	157,894	733,365	365,658	865,975
Gain on extinguishment of debt	—	—	(89,714)	—
Transaction costs incurred on acquisitions, mergers and divestitures	2,779	—	3,123	—
Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders	$32,518	$(6,597)	$41,007	$11,389

Net Loss Attributable to Common and Class B Unitholders, per unit	$(2.04)	$(9.27)	$(3.20)	$(10.86)
Plus (less):
Change in fair value of commodity derivative contracts	1.02	0.57	1.31	0.60
Change in fair value of interest rate derivative contracts	—	(0.01)	0.02	(0.01)
Fair value of derivative contracts acquired that apply to contracts settled during the period	0.03	0.14	0.05	0.24
Net loss on acquisition of oil and natural gas properties	0.01	—	0.01	—
Impairment of oil and natural gas properties	1.20	8.50	2.79	10.16
Gain on extinguishment of debt	—	—	(0.68)	—
Transaction costs incurred on acquisitions, mergers and divestitures	0.02	—	0.02	—
Adjusted Net Income (Loss) Attributable to Common and Class B Unitholders, per unit	$0.24	$(0.07)	$0.32	$0.13

Weighted average common and Class B units outstanding	131,435	86,295	131,192	85,236

(a)
Change in fair value of commodity derivative contracts reflects the increase or decrease in the mark-to-market value of the commodity derivative contracts. Any increase in value is reduced from Net Loss Attributable to Common and Class B Unitholders, while any decrease is added back into Net Loss Attributable to Common and Class B Unitholders.

(b)
Does not include adjustments for premiums paid on derivatives during the period presented, the fair value of acquired derivatives that settled during the period presented or the fair value of restructured derivatives contracts.

(c)
Change in fair value of interest rate derivative contracts reflects the increase or decrease in the mark-to-market value of the interest rate derivative contracts. Any increase in the fair value of interest rate derivative contracts is reduced from Net Loss Attributable to Common and Class B Unitholders, while any decrease in the fair value of interest rate derivative contracts is added back into Net Loss Attributable to Common and Class B Unitholders.

(d)	Does not include cash settlements paid on interest rate derivatives.

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com